EXHIBIT 21.1

AECOM Global, LLC, a Delaware Limited Liability Company

AECOM Global II LLC, a Delaware Limited Liability Company

AECOM C&E, Inc., a Delaware Corporation

AECOM Technical Services, Inc., a California Corporation

AECOM USA, Inc., a New York Corporation

AECOM Asia Company Limited*

AECOM Canada Ltd*

AECOM South Africa Group Holdings (Pty) Ltd*

AECOM Design Build Limited*

AECOM Global Ireland Services Limited*

AECOM Infrastructure & Environment UK Limited*

Flint Energy Services, Inc., a Delaware Corporation

Hunt Construction Group Inc., an Indiana Corporation

Oscar Faber PLC*

URS Holdings, Inc., a Delaware Corporation

URS Corporation, a Nevada Corporation

URS Group, Inc. a Delaware Corporation

URS Corporation—Ohio, an Ohio Corporation

URS Global Holdings Inc., a Nevada Corporation

AECOM Intercontinental Holdings UK Limited*

Tishman Construction Corporation, a Delaware Corporation

Tishman Construction Corporation of New York, a Delaware Corporation

*Foreign